Exhibit 3.123.1
STATE OF DELAWARE
CERTIFICATE OF MERGER OF
FOREIGN LIMITED PARTNERSHIP INTO
DOMESTIC LIMITED LIABILITY COMPANY
October 5, 2009
     Pursuant to Section 18-209 of the Delaware Limited Liability Company Act, KB Northwest Associates, L.L.C., a Delaware limited liability company, does hereby certify that:
     FIRST: The name and jurisdiction of formation of each of the constituent parties to the merger are as follows:

Name	Jurisdiction of Formation

KB Northwest Associates Limited Partnership	Illinois

KB Northwest Associates, L.L.C.	Delaware
     SECOND: An agreement and plan of merger between the constituent parties to the merger has been approved and executed by each of the constituent parties to the merger.
     THIRD: The name of the surviving limited liability company is KB Northwest Associates, L.L.C.
     FOURTH: The executed agreement and plan of merger is on file at the principal place of business of the surviving limited liability company, the address of which is 303 West Madison Street, Suite 2400, Chicago, Illinois 60606.
     FIFTH: A copy of the agreement and plan of merger will be furnished by the surviving limited liability company, on request and without cost, to any member or partner of either constituent party.
* * *

     IN WITNESS WHEREOF, the undersigned surviving limited liability company has caused this Certificate of Merger to be duly executed as of the date first above written.

KB NORTHWEST ASSOCIATES, L.L.C.
By:	AVIV FINANCING I, L.L.C.,
its sole member

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,
its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,
its general partner

By:	AVIV HEALTHCARE, L.L.C.,
its general partner

By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
	Its:	Manager

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